Exhibit (k)(1)

Execution Version

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of March 29, 2021 (the “Effective Date”) by and between:

1.	DST Asset Manager Solutions, Inc., a corporation organized in the Commonwealth of Massachusetts (referred to herein as “DST” or the “Transfer Agent”), and

2.	KKR Real Estate Select Trust Inc. a corporation organized in the state of Maryland (“the Fund”).

The Fund and DST each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “1934 Act” mean the Securities Exchange Act of 1934, as amended.

(b) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(c) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(d) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(e) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(f) “Fund Data” means all information with respect to the Fund’s business, financials, and customers, and Market Data provided by the Fund and all output and derivatives thereof, necessary to enable DST to perform the Services, but excluding DST Property.

(g) “Confidential Information” means any information about the Fund or DST, including this Agreement, and any third party information that either Party is required to keep confidential under applicable federal or state privacy laws including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(h) “Data Supplier” means a third party supplier of Market Data.

(i) “DST Associates” means DST and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(j) “DST Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by DST in connection with its performance of the Services.

(k) “Governing Documents” means the constitutional documents of an entity.

(l) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(m) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.

(n) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(o) “Market Data” means any third party market and reference data.

(p) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(q) “Services” means the services listed in Schedule A, as may be amended, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.

(r) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the services under such schedule or appendix.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1. Subject to the terms of this Agreement, DST will perform for the Fund the Services set forth in Schedule A and such other service schedules as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). DST shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedules to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Any request by the Fund to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a change in applicable Law, will only be binding on DST once such change is reflected in an amendment to the Service Schedules. For clarification, this will include costs related changes to the software, systems or processes used by DST to provide the Services necessitated by change in applicable Law; provided in such case the Fund will only be responsible for its pro-rata share of such cost.

2.2. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by DST to one or more of its Affiliates or other Persons (and any Fund consent to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care, are duly registered as may be required under all applicable Laws to perform the Services delegated, have the facilities and staff to perform the Services delegated and are monitored by DST. If DST delegates any Services, (i) such delegation shall not relieve DST of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of DST under this Agreement and applicable Law, and (iii) if required by applicable Law, DST will identify such agents and the Services delegated and will update the Fund when making any material changes in sufficient detail to enable the Fund to object to a particular arrangement.

2.3. The Fund agrees to pay, the fees, charges and expenses in accordance with, and in the manner set forth in, the fee letter (“Fee Letter”), which may be amended by mutual written agreement of the Parties from time to time, within thirty (30) days following the receipt of DST’s monthly invoice, except for any fees or expenses that are subject to good faith dispute. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.4. Charges attendant to the development of reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”) shall be at DST’s standard rates and fees in effect at the time and shall be documented by the Parties in a written statement of work under this Agreement. DST will provide the Fund with its standard rates and fees for the development of Client Requested Software on at least an annual basis, and will notify the Fund promptly of any changes thereto. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon.

2.5. The Fund may request a material modification of the Services provided under this Agreement by providing DST with a written request outlining the scope of such requested changes. DST will respond to such notice as promptly as possible, but no more than 30 days after the request is made, by providing the Fund with (a) an estimate of the project cost and timeframe for completion, or (b) a written explanation of why DST cannot implement the requested service change (“Change Notice Response”). In the event the Fund and/or DST believe that a change in law, regulation, rule, industry practice or other requirement necessitates a material system or service modification, the parties will discuss the potential change and DST may communicate with other similarly situated DST clients and/or industry groups to determine a commercially reasonable option for addressing such change. Any change requested or agreed upon by the Parties under this Section shall not be effective, and DST shall not be obligated to implement, until reflected in a written amendment to, or statement of work under, this Agreement mutually agreed upon and executed by both parties.

3.	Fund Responsibilities

3.1. The management and control of the Fund are vested exclusively in the Fund’s governing body (e.g., the board of directors for a company) and its officers, subject to the terms and provisions of the Fund’s Governing Documents. The Fund’s governing body will make all decisions, perform all management functions relating to the operation of the Fund and the Fund’s governing body or its duly appointed officers shall authorize all Transactions. Without limiting the foregoing, the Fund shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b) Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and inform DST of any errors that it is in a position to identify.

(c) Provide DST with timely and accurate information required by DST in order to perform the Services and its duties and obligations hereunder.

3.2. The Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify DST in writing of any changes to the Fund Governing Documents that may materially impact the Services prior to such changes taking effect. DST is not responsible for monitoring compliance by the Fund with (i) Law, or (ii) its respective Governing Documents.

3.3. In the event that Market Data is supplied to or through DST Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund in connection with the Services and (ii) not be disseminated by the Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither DST nor any Data Supplier shall be liable to the Fund or any other Person for any Losses with respect to Market Data, reliance by DST Associates or the Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.4. The Fund shall deliver, and instruct its agents, counsel, advisors, auditors, and any other Persons promptly deliver to DST all Fund Data. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and DST will not be required to enter any agreements with that Person in order for DST to obtain information reasonably necessary to provide the Services.

3.5. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith DST Associates shall be entitled to reasonably rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by DST Associates from the Fund, its employees, Affiliates or agents in connection with the performance of the Services and DST’s duties and obligations hereunder, without further enquiry or liability.

4.	Term

4.1. The initial term of this Agreement will be from the Effective Date through March 31, 2023 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 2 years each unless either DST or the Fund provides the other with a written notice of termination at least 120 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1. DST or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The Fund may terminate this Agreement for convenience by providing DST at least 60 days prior written notice and paying to DST the early termination fee set forth in Section 5.3.

(b) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(c) The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action or an Action that the Party not subject to the Action reasonably determines could cause it reputational harm, or (v) where the other Party is the Fund, material changes in the Fund’s Governing Documents or the assumptions set forth in the Fee Letter are determined by DST, in its reasonable discretion, to materially affect the Services or to be materially adverse to DST.

With respect to subsections (b) and (c), if any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2. Upon receipt of a termination notice from the Fund, subject to the receipt by DST of all then-due fees, charges and expenses, DST shall continue to provide the Services up to the effective date of the termination notice; thereafter, DST shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by both parties. In the event of the termination of this Agreement by either party, DST shall provide reasonable exit assistance to the Fund in converting the Fund’s records from DST’s systems to whatever services or systems are designated by the Fund (the “Deconversion”); provided that all fees, charges and expenses have been paid, including any fees required under Section 5.3 for the balance of the unexpired portion of the Term. The Deconversion is subject to the recompense of DST for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring DST (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of DST, including the proprietary information of DST or its affiliates, or (iii) to develop Deconversion software, to modify any of DST’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

5.3. If the Fund elects to terminate this Agreement prior to the end of the Initial Term pursuant to Section 5.1(a), the Fund agrees to pay an early termination fee in an amount equal to the average monthly fee paid by the Fund to DST under the Agreement multiplied by six (6) months. The terms of this Agreement, including the Fund’s payment of all applicable fees, charges and expenses, shall continue to apply to all Services performed by DST for the Fund after the notice of termination of this Agreement until all records of the Fund have been transferred to a new transfer agent. In the event that the Fund wishes to retain DST to perform additional transition or related post-termination services, including providing additional data and reports, the Fund and DST shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by DST for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3 (with respect to earned but unpaid fees through the termination of this Agreement), 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.

6.	Standard of Care, Limitation of Liability and Indemnification

6.1. DST shall provide the Services in accordance with the terms and conditions set forth in this Agreement, applicable provisions of Section 17A under the 1934 Act, the rules and regulations thereunder applicable to DST’s acting as a transfer agent.

6.2. Notwithstanding anything in this Agreement to the contrary DST Associates shall not be liable to the Fund for any action or inaction of any DST Associate except to the extent of direct Losses suffered, incurred or paid by the Fund that are determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or fraud of DST or DST Associates in the performance of DST’s duties or obligations under this Agreement. The Fund shall indemnify, defend and hold harmless DST Associates from and against Losses (including legal fees and costs to enforce this provision) that DST Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties; except to the extent of Losses determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or fraud of DST Associates in the performance of DST’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by an indemnified party under this Section in defending or responding to any Claims (or in enforcing this provision) shall be paid by the indemnifying party on a quarterly basis prior to the final disposition of such matter upon receipt by the indemnifying party of an undertaking by the indemnified party to repay such amount if it shall be determined that the indemnified party is not entitled to be indemnified.

6.3. Under no circumstances shall either party be liable to the other party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The Fund acknowledges and agrees that DST’s out-of-pocket expenses and any judgements awarded against and payable to DST resulting from claims for which DST is entitled to indemnification by the Fund under Section 6 shall be deemed direct damages.

7.	Representations and Warranties

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Subject to Section 3.3 with respect to licenses from a Data Supplier, which may be terminated at any time, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

8.	Fund Data

8.1. The Fund (i) will provide or ensure that other Persons provide all Fund Data to DST in an electronic format that is acceptable to DST (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Fund Data. As between DST and the Fund, all Fund Data shall remain the property of the Fund. Fund Data shall not be used or disclosed by DST other than in connection with providing the Services and as permitted under Section 11. DST shall be permitted to act upon instructions from an authorized officer of the Fund with respect to the disclosure or disposition of Fund Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2. DST shall maintain and store material Fund Data used in the official books and records of the Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.

9.	Data Protection

9.1. From time to time and in connection with the Services DST may obtain access to certain personal information from the Fund. Personal information relating to the Fund and its Affiliates, directors, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by DST and its Affiliates. The Fund consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law.

9.2. DST will notify the Fund without undue delay, and in no event more than one (1) business day after confirming a breach of Personal Information and provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority and those individuals impacted, as required by applicable Law. DST will offer credit monitoring to the impacted Fund shareholders, as required by Law. DST will not disclose or use Personal Information obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out DST’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.

9.3. The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. The Fund reserves the right to revoke its consent at any time during the Term. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Fund or its investors.

10.	DST Property

10.1 DST Property is and shall remain the property of DST or, when applicable, its Affiliates or suppliers. Neither the Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any DST Property, except as specifically set forth herein. The Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by DST to receive the same, any information concerning the DST Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1 Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2 Each Party may disclose the other Party’s Confidential Information:

(a) In the case of the Fund, to each of its Affiliates, directors, officers, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b) In the case of DST, to each DST Associate who needs to know such information for the purpose of carrying out DST’s duties under or enforcing this Agreement. DST shall ensure compliance by DST Associates, and any Affiliate or Person to whom DST has delegated its responsibilities pursuant to Section 2.2 of the Agreement, with this Section 11.

(c) As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.

11.3 Other than pursuant to Section 9.3, neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4 DST’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. DST shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of DST in connection with the Services. The Fund and its investment adviser are subject to U.S. federal and state securities Law and may make disclosures as either deems necessary to comply with such Law. Notwithstanding the foregoing, the Fund and the investment adviser may not include in its disclosures DST’s proprietary fees or fee schedule, without DST’s express written consent.

11.5 Upon the prior written consent of an authorized officer of the Fund, DST shall have the right to identify the Fund in connection with its marketing-related activities and in its marketing materials as a client of DST. Upon the prior written consent of DST, the Fund shall have the right to identify DST and to describe the Services and the material terms of this Agreement in the offering documents and regulatory filings of the Fund and may file a copy of this Agreement with the SEC to the extent required by applicable Law. Notwithstanding the foregoing, the Fund shall not disclose in any offering documents or regulatory filings nor file with the SEC, DST’s proprietary fee schedule that is attached to this Agreement. This Agreement shall not prohibit DST from using any Fund Data in tracking and reporting on DST’s clients generally or making public statements about such subjects as its business or industry; provided that the Fund is not named in such public statements without its prior written consent. The Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that DST is acting as a fiduciary, investment advisor, tax preparer or advisor, or custodian with respect to the Fund or any of its respective assets, investors or customers.

11.6 In the event the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify DST that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed as required by this provision.

11.7 DST will notify the Fund without undue delay after becoming aware of a confirmed breach of Confidential Information and provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority, and those individual impacted, in each case to the extent required by applicable Law. In the event of a breach of Confidential Information arising out of DST’s gross negligence or willful misconduct, DST will, as required under applicable law, provide mutually agreed upon notices to affected Fund shareholders and offer credit monitoring or other similar services for a one-year period to such Fund shareholders, subject to the limitations of liability under Section 6 of this Agreement.

12.	Notices

12.1 Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to DST:

DST Asset Manager Solutions, Inc.

333 W. 11th Street, 5th Floor

Kansas City, Missouri 64105

Attention: Legal Department

If to the Fund:

KKR Real Estate Select Trust Inc.

30 Hudson Yards

New York, NY 10001

Attention: Lori Hoffman, Chief Legal Officer

13.	Miscellaneous

13.1 Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No DST Associate has authority to bind DST in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by a Party in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party. Notwithstanding the foregoing, DST may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of DST, (ii) to an Affiliate of DST or (iii) in connection with an assignment or other transfer of a material part of DST’s business, upon prior written notice to the Fund. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3 Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4 Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5 Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of DST Associates related to the Services and the subject matter of this Agreement, and no DST Associate shall have any liability to the Fund or any other Person for, and the Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6 Force Majeure. DST will not be responsible for any Losses of property in DST Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events beyond DST’s reasonable control. DST shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

DST shall maintain a comprehensive business recovery plan that: (i) is not less protective than the executive summary of the plan provided to the Fund by DST in connection with the inception of the Services; and (ii) provides for sufficient recovery of its back office and administrative operations to enable DST, within the time period set forth in the plan, after any event necessitating the use of such plan to fulfill its obligations under this Agreement. DST shall test such business recovery plan no less frequently than annually and upon request, the Fund may participate in such test. Upon request, DST shall provide the Fund with a letter confirming the completion of the most recent business continuity test.

13.7 Non-Exclusivity. The duties and obligations of DST hereunder shall not preclude DST from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that DST may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Fund.

13.8 No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9 No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of DST or its Affiliates without the consent of DST; provided, however, that the foregoing shall not prevent the Fund from soliciting employees through general advertising not targeted specifically at any or all DST Associates.

13.10 No Warranties. Except as expressly listed herein, DST makes no warranties, whether express, implied, contractual or statutory with respect to the Services. DST disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11 Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12 Testimony. If DST is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Fund is a party or that is otherwise related to the Fund, the Fund shall reimburse DST for all costs and expenses directly related to the Fund, including the time of its professional staff at DST’s standard rates and the cost of legal representation, that DST reasonably incurs in connection therewith.

13.13 Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to DST Associates.

13.14 Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15 Insurance. DST shall maintain insurance coverage including, without limitation, errors and omissions, fidelity bond or equivalent crime insurance coverage at levels that are determined by its Board of Directors to be appropriate for its business. Upon request of the Fund, DST shall provide evidence that such coverage is in place. To the extent that DST’s policies of insurance may provide for coverage of claims for liability or indemnity by DST, no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to DST, which would otherwise be a covered claim in the absence of any provision of this Agreement.

13.16 Use of Brand. The Fund’s investment adviser owns all worldwide rights to the “KKR” trademark and logo (collectively, the “Brand”). The Fund’s investment adviser has granted a worldwide non-exclusive license to the Fund to use the Brand as a trademark and logo in connection with marketing, promoting and operating the Fund. DST shall not register or use the Brand as a corporate name, domain name, ticker symbol or social media identifier without the Fund’s prior written consent. DST shall use the Brand only in connection with the Services and in accordance with any guidelines provided by the Fund. DST shall obtain the Fund’s prior written consent for any materials bearing the Brand, or any proposed uses or variations of the Brand or combinations of the Brand with other terms or marks. The Fund may terminate DST’s use of the Brand immediately upon written notice for any reason, including for (i) any breach of this Section 13.16 by DST or (ii) the termination of this Agreement. Except to the extent required by applicable law, DST shall immediately cease all use of the Brand after such termination. DST shall not challenge or contravene the validity of, or the investment adviser’s worldwide ownership of the Brand, nor take (or fail to take) any action that may damage the Brand. All goodwill arising from the Fund’s use of the Brand shall inure solely to the benefit of the Fund’s investment adviser. The Fund disclaims any and all liability for DST’s use of the Brand outside the United States, which such use shall be at DST’s sole risk.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST ASSET MANAGER SOLUTIONS, INC.		KKR REAL ESTATE SELECT TRUST INC.

By:	/s/ Rahul Kanwar	By:	/s/ Lori Hoffman
Name:	Rahul Kanwar	Name:	Lori Hoffman
Title:	Authorized Representative	Title:	Chief Legal Officer and Secretary

Schedule A

Transfer Agency Services

A.	GENERAL:

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“Bank” shall mean a nationally or regionally known banking institution;

(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(v)	“IRA” shall mean Individual Retirement Account;

(vi)

“Procedures” shall collectively mean DST’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(vii)	“Program” shall mean Networking, Fund Serv or other DTCC program; and

(viii)	“TA2000 System” shall mean DST’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	The Fund acknowledges that DST’s ability to perform the Services is subject to the following dependencies:

(i)

The Fund and other Persons that are not employees or agents of DST, whose cooperation is reasonably required for DST to provide the Services, providing cooperation, information and, as applicable, instructions to DST promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Fund and other Persons that are not employees or agents of DST remaining fully operational.

(iii)	The accuracy and completeness of any the Fund Data or other information provided to DST in connection with the Services by any Person.

(iv)	Any warranty, representation, covenant or undertaking expressly made by the Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

4.	The following Services will be performed by DST and, as applicable, are contingent on the performance by the Fund of the duties and obligations listed.

B.	SERVICES

1.	Scope of Agency Services; DST Obligations.

A. DST utilizing the TA2000 System will perform the following services:

(i) issuing, transferring and redeeming book entry shares or cancelling share certificates as applicable;

(ii) maintaining shareholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by DST from the Fund, the Fund’s distributor, manager or managing dealer, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Schedule C (each an “Authorized Person”), broker-dealers or shareholders;

(iii) when and if a Fund participates in the DTCC, and to the extent DST supports the functionality of the applicable DTCC program:

(a) DST will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by DST,

(b) issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d) maintaining shareholder accounts on TA2000 through the Programs;

(iv) providing transaction journals;

(v) once annually preparing shareholder meeting lists for use in connection with the annual meeting;

(vi) withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice;

(vii) disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of the Fund;

(viii) preparing and providing, in electronic format, to Fund’s print vendor of choice:

(a) confirmation forms for shareholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders’ accounts,

(b) copies of shareholder statements, and

(c) shareholder reports and prospectuses provided by the Fund;

(ix) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company;

(x) maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;

(xi) calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii) receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii) arranging the mailing to dealers of confirmations of wire order trades;

(xiv) processing, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and rejecting any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv) if a Fund is a registered product, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state); Subject to the terms of this Agreement, DST will perform for Fund the Blue Sky Services set forth in Schedule D;

(xvi) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii) as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. DST shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Fund to DST, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii) (where applicable) supporting Fund tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xix) in order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, DST offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. If the Fund elects to have DST implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to DST, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix 1” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(xx) as mutually agreed upon by the parties as to the service scope and fees, DST shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2). The parties will agree to such services and terms as stated in the attached appendix (“Appendix 2” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties;

(xxi) as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing);

(xxii) upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, DST may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

B. At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform shareholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

C. DST shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided DST is advised in advance by the Fund of any changes therein and the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs.

D. The Fund acknowledges that DST is currently using, and will continue to use, domestic or foreign DST affiliates to assist with software development and support projects for DST and/or for the Fund. As part of such support, the Fund acknowledges that such affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

E. The Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to DST provided that the requirements of the new funds are generally consistent with services then being provided by DST under the Agreement. If less than 60 days’ prior notice is provided by the Fund, additional ‘rush’ fees may be applied by DST. Rates or charges for additional funds shall be as set forth in the Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST’s then-standard pricing schedule.

F. The parties agree that to the extent that DST provides any services under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

G. (i) The Fund instructs and authorizes DST to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the funds made available by the Fund. The Fund acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRAs.

The Fund agrees that DST will perform the following functions, among others, with respect to the IRAs:

a.	securityholder recordkeeping;

b.	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the seven (7) day right of revocation as allowed per statutory regulations);

c.	receipt of securityholder monies within the Fund universal bank account;

d.	movement of securityholder money to either the Fund or custodian cash positions;

e.	payment, dividend disbursement and bank account reconciliation;

f.

preparing, providing in electronic format a file to Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the IRAs and withholding and submitting all taxes relating to such accounts;

g.	providing all securityholder notices and other information which the Custodian provides with regard to the IRAs under applicable federal and state laws;

h.

providing reasonable assistance to the Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time);

i.	solicitation and processing of securityholder paid custodial fees; and

j.	processing of annual custodian maintenance fees from cash or reinvested distributions.

(ii) In connection with providing services for the IRAs, the Fund hereby authorizes DST, acting as agent for the Fund: (a) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of the Fund shares, redemptions of the Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund and the IRA securityholders provided for in the Agreement; and (b) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under the Agreement with respect to the IRAs. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Section. In each of the foregoing situations, DST shall not be liable for any Losses (as defined in the Agreement) arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

(iii) Representations, Warranties and Covenants. DST hereby represents, warrants and covenants that:

a.

Any cash account maintained at any Bank for the IRAs shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

b.

Any agreement between DST and any entity retained to serve as custodian for the IRAs shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRAs) without providing at least ninety (90) days’ prior written notice to DST except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and

c.

In the event that the custodian (or any successor custodian for the IRAs) terminates the custodial agreement with DST (or otherwise resigns as custodian of the IRAs), DST shall: (i) provide prompt notice to the Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

iv. Investment Authority; No Fiduciary. In no event shall the Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA or any authority or control respecting the disposition of any assets of the IRA; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA. In no event shall the Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

H. If applicable, DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

I. Upon receipt of a Fund’s written request, DST shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

J. If applicable, the Fund will furnish DST with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of DST. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, DST, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, DST shall file Form X-17F-1A as required by applicable federal securities laws.

K. Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by DST to be duly authorized. DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

L. Changes and Modifications.

(i) DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days’ prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

(ii) All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement the Fund will disclose to DST Confidential Information and DST may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Fund hereby consents to DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Fund hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund.

2.	Fund Obligations.

A. The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

B. The Fund will provide DST written notice of any change in Authorized Personnel as set forth on Schedule C.

C. The Fund will notify DST of material changes to its Articles of Incorporation or Bylaws (e.g. in the case of recapitalization) that impact the services provided by DST under the Agreement.

D. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to DST.

E. The Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless the Fund either (1) provides DST with a minimum of 12 months’ notice before the accounts are deconverted from DST, or (2), if 12 months’ notice is not possible, Fund shall compensate DST by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

3.	Compliance.

A. DST shall perform the services under this Schedule A, including any appendices, in conformance with DST’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Schedule and any of other obligations of the Fund under applicable law that DST has not agreed to perform on the Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.

B. DST maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, DST will provide periodic measurement reports to the Fund. Upon request of the Fund, DST will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to DST’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, DST will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. DST reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments

C. In order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, DST shall provide the anti-money laundering procedures set forth in Appendix 1 (AML Delegation).

4.	Bank Accounts.

A. DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under the Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

B. DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

5.	Records.

DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

A. Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Schedule in the Fee Letter.

B. Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.

C. Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule in the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

6.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

SCHEDULE C

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Fund and DST, the Fund authorizes the following Fund personnel to provide instructions to DST, and receive inquiries from DST in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by the Fund by providing DST with a substitute Schedule C. Any such substitute Schedule C shall become effective twenty-four (24) hours after DST’s receipt of the document and shall be incorporated into the Agreement.

Schedule D

Blue Sky Services

A.	General

1.

Company, or as applicable, each of Company’s fund entities, individually (the “Fund” or “Funds”) is ultimately responsible for ensuring its compliance with applicable Blue Sky laws, including identifying, assessing and understanding relevant Blue Sky risks.

2.	As used in this Schedule A, the following additional terms have the following meanings:

(i)

Blue Sky shall mean the various statutes and regulations of the fifty states, District of Columbia, Puerto Rico, Guam , and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(ii)	Fund shall mean a trust or investment company, or a series or share class thereof.

(iii)	Notice Filing shall mean the Form NF.

(iv)	Sales Feed shall mean a data file in industry standard format sent by a third party.

3.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

4.	Company acknowledge that DST AMS’ ability to perform the Services is subject to the following dependencies:

(i)

Company and other Persons that are not employees or agents of DST AMS whose cooperation is reasonably required for DST AMS to provide the Services providing cooperation, information and, as applicable, instructions to DST AMS promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Company and other Persons that are not employees or agents of DST AMS remaining fully operational.

(iii)	The accuracy and completeness of any Company Data or other information provided to DST AMS in connection with the Services by any Person.

(iv)	Any warranty, representation, covenant or undertaking expressly made by Company under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

5.	DST AMS shall perform the following Services in all states and territories in which the Fund’s shares are offered as identified by Company, in the form of and as required by Law applicable to Fund:

(i) Assist with the filing of Initial Notices;

(ii) Assist with the filing of Fund renewals and amendments to reflect relevant changes, as applicable;

(iii) Assist with the filing of Fund sales reports filings;

(iv) Invoice the Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and DST AMS;

(v) Pay Notice Filing fees at Manager’s direction and at the expense of the Fund;

(vi) Assist with the filing of Fund Prospectuses and Statements of Additional Information and any amendments and supplements to the extent required by the applicable laws of the states and territories;

(vii) Assist with the filing of annual reports to the extent required by the applicable laws of the states and territories;

(viii) Assist with the filing of all necessary notices to permit the Fund (or class of the Fund, as applicable) to qualify for reduced fee applicable to money market funds;

(ix) Assist with the filing of all correspondence and related documentation in order to permit the Fund to utilize exemptions if such exemption notice is required;

(x) Advise Company prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise DST AMS in writing the action to be taken;

(xi) Provide Company information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available;

(xii) Include in sales report filings, all sales reported to DST AMS via (i) transfer agency Blue Sky Sales Feed, and (ii) broker Blue Sky Sales Feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Fund’s prior Blue Sky service provider, or (b) confirmed in writing by Company to be activated, less any exempt sales that the Fund has directed DST AMS in writing to remove prior to such filing;

(xiii) At the direction of the Fund, serve as liaison between the Fund and the applicable Blue Sky jurisdiction;

(xiv) Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xv) Conduct annual due diligence meeting with Company;

(xvi) In the event that DST AMS becomes aware of the sale of the Fund’s shares in a jurisdiction in which no Notice Filing has been made, DST AMS shall report such information to Company and Company shall instruct DST AMS with respect to the corrective action to be taken; and

(xvii) File all additional amendments to increase registered amounts in accordance with agreed upon procedures.

6.	The foregoing Services will be performed by DST AMS and are contingent on the performance by Company of the following duties and obligations. Company shall:

(i)	Identify the states and territories where the Fund’s shares will be offered for sale;

(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of DST AMS;

(iii)	Work with DST AMS to identify what systematic exemptions will be taken by the Fund and coded on the Fund’s Transfer Agent’s system;

(iv)

Provide written instructions in DST AMS standard format to implement systematic exemptions and exclusions from reporting where practicable on the Fund’s Transfer Agent system or the DST AMS Blue Sky application;

(v)

Provide written instructions to DST AMS to remove current permit period sales from DST AMS’s Blue Sky application upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)	Execute the limited power of attorney form set forth in Appendix I;

(vii)	Liaise with the Fund to facilitate wire transfers for payment of state fees, as needed;

(viii)	Notify DST AMS in writing to the extent Management is notified by an intermediary of a new Sales Feed and work with DST AMS to facilitate any necessary updates; and

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from DST AMS that a direct broker Blue Sky Sales Feed is available for activation.

(x)

With respect to forms and filings, Company shall (i) provide member of management to act as signer for all forms to be filed in paper or electronic delivery; (ii) provide member of management to act as signer for all required wet signatures with appropriate notary if required by jurisdiction; and (iii) provide timely delivery of wet signature documents to meet filing deadlines as required by jurisdictions.

7.	Proprietary Rights, Third Party Information and Development Ideas

(i)

DST AMS and/or its Affiliates, as the case may be, own and shall retain all rights, title and interests, including intellectual property rights in and to the DST AMS Property. This Schedule shall not be construed to provide to Company any express or implied right or license to convey or otherwise exploit the DST AMS property, or any portion thereof.

(ii)

Certain of the information used by DST AMS in providing the Services has been obtained from third parties. Each third party owns and shall retain all rights, title and interests, including intellectual property rights in and to all information provided by such third party. DST AMS is not responsible for substantiating the content or accuracy of any such information.

(iii)

Unless specifically excluded by a writing signed by Company and DST AMS, Company hereby grants to DST AMS, its Affiliates, and any third party licensors, the irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use and incorporate any suggestions and ideas received by DST AMS from Company with respect to the Services in connection with DST AMS’ on-going development of such Services for its use with Company and other DST AMS customers.

Blue Sky Services Fee Schedule Placeholder

APPENDIX I

To

SCHEDULE D

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of March , 2021, that KKR Real Estate Select Trust Inc. (the “Fund”), with principal offices at 30 Hudson Yards, New York New York 10001, makes, constitutes, and appoints DST Asset Manager Solutions, Inc. (“DST AMS”), with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169, as its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.

FILINGS FOR FUND SHARES. The power to submit (i) filings (in any format accepted); and (ii) checks and ACH payments in the name of the Funds, for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of DST AMS in connection with the filings of the Fund’s shares.

2.	CUSTODY ACCOUNTS. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the filings of the Fund’s shares with state securities administrators.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by DST AMS of such termination of authority. Nothing herein shall be construed to constitute the appointment of DST AMS as or otherwise authorize DST AMS to act as an officer, director or employee of Company.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

KKR Real Estate Select Trust, Inc.

By:
Name:	Lori Hoffman
Title:

Subscribed and sworn to before me this              day of                     , 2021.

Notary Public
State of

In and for the County of
My Commission Expires

APPENDIX 1

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

1.1

In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, DST offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with DST and desires to implement the AML Procedures as part of the Fund’s overall AML program.

1.2

Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs DST to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to DST the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and DST upon the execution by such parties of a revised Appendix 1 bearing a later date than the date hereof.

1.3

DST agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which DST maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.

Consent to Examination. In connection with the performance by DST of the AML Procedures, DST understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records DST maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. DST hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, DST will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.

Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, DST is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that DST shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which DST maintains the applicable Shareholder information.

4.	AML Procedures[1]

[1]

The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of DST, which have been made available to the Fund and which may be modified from time to time.

4.1	Consistent with the services provided by DST and with respect to the ownership of Shares in the Fund for which DST maintains the applicable Shareholder information, DST shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with DST;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j) Compare account information to any FinCEN request received by the Fund and provided to DST pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(k) (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l) Except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the Fund, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Fund in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). DST will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, DST will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, DST will contact the Fund’s AML Officer for further instruction.

(n) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(o) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.1 In the event that DST detects activity as a result of the foregoing procedures, which necessitates the filing by DST of a SAR or other similar report or notice to OFAC, then DST shall also immediately notify the Fund, unless prohibited by applicable law.

APPENDIX 2

OMNIBUS TRANSPARENCY SERVICES

A.	The Funds shall provide the following information to DST:

1.

The name and contact information for the financial intermediary, with which the Funds have a “shareholder information agreement” (under which the financial intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the financial intermediary (an “accountlet”)), that is to receive an information request;

2.	The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the financial intermediary;

3.	The frequency of supplemental data requests from DST;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the financial intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Funds hereby authorize and instruct DST to perform the following services:

1.	Financial Intermediary Surveillance Schedules.

(a) Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain financial intermediary surveillance schedules and communication protocol/links.

(b) Initiate information requests to the financial intermediaries.

1.

2.	Data Management Monitoring

(a) Monitor status of information requests until all supplemental data is received.

(b) If a Financial Intermediary does not respond to a second request from DST, the DST shall notify the Fund for the Fund to follow-up with the financial intermediary.

2.

3.	Customized Reporting for Market Timing Analysis

(a) Run information received from the financial intermediaries through TA2000 System functionalities.

(b) Generate exception reports using parameters provided by the Funds.

3.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a) Communicate results of analysis to the Funds or upon request of the Funds directly to the financial intermediary.

(b) Unless otherwise requested by the Funds and as applicable, instruct the financial intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c) Update AWD work object with comments detailing resolution.

(d) Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, DST shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs

(a) Update system watch list with pertinent information on trade violators.

(b) Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.